UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       May 15, 2008

IVANHOE ENERGY INC.
(Exact name of registrant as specified in its charter)
Yukon, Canada
(State or other jurisdiction of incorporation)
000-30586	98-0372413
(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 654 – 999 Canada Place Vancouver, BC, Canada	V6C 3 E1
(Address of principal executive offices)	(Zip Code)

(604) 688-8323
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Item 5.02(b) and (e): As previously disclosed in Ivanhoe Energy Inc.’s (“Ivanhoe”) Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 17, 2008, in connection with Ivanhoe’s reorganization of its corporate, business and governance structures, Ivanhoe’s President and Chief Executive Officer, Joseph I. Gasca, has elected not to stand for re-election as a board member, and stepped down as President and Chief Executive Officer as of May 15, 2008.

In connection with Mr. Gasca’s resignation, Ivanhoe and Mr. Gasca entered into a Termination Agreement dated May 15, 2008 (the “Termination Agreement”), in which the Employment Agreement previously entered into by Ivanhoe and Mr. Gasca dated May 16, 2006 (the “Employment Agreement”) was terminated. The Termination Agreement provides that Mr. Gasca will receive an amount equal to his annual salary in monthly installments in lieu of the lump sum payment of his annual salary set forth in the Employment Agreement. The Termination Agreement additionally provides that (i) Ivanhoe has waived Mr. Gasca’s non-competition obligation, (ii) Ivanhoe will pay Mr. Gasca an annual bonus for 2007 consistent with the bonuses awarded to such other senior corporate executives if annual bonuses for 2007 are awarded to each of Ivanhoe’s senior corporate executives, (iii) all contributions made by Ivanhoe to Mr. Gasca’s 401(k) plan have vested, and (iv) Mr. Gasca may continue to make contributions to the 401(k) plan after May 15, 2008. All other terms of Mr. Gasca’s severance remain unchanged from the Employment Agreement.

The foregoing is only a summary of certain terms and conditions of the Termination Agreement and Employment Agreement and is qualified in its entirety by reference to the Employment Agreement filed as Exhibit 10.1 of Form 8-K filed with the Securities and Exchange Commission on May 26, 2006, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  May 21, 2008

IVANHOE ENERGY INC.
By:	/s/ Beverly A. Bartlett
Name: Beverly A. Bartlett Title: Vice President & Corporate Secretary